Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

First Quarter of 2012

•	Sales of $311.5 million increased 16% over the first quarter of 2011, reflecting both contributions from acquisitions and organic growth

•	GAAP EPS of $0.64 compares to $0.71 in the first quarter of 2011

•	Before selected items, EPS was $0.91 compared to $0.92 in the first quarter of 2011

•	Deconsolidated operations of GST reported third party sales of $57.6 million and adjusted net income of $7.3 million compared to $52.4 million and $6.9 million in the first quarter of 2011

CHARLOTTE, N.C., May 3, 2012 — EnPro Industries (NYSE: NPO) today reported consolidated net income of $13.8 million, or $0.64 a share, for the first quarter of 2012. These results compare to consolidated net income of $15.2 million or $0.71 a share, in the first quarter of 2011.

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, and restructuring costs associated with the integration of acquisitions, income in the first quarter of 2012 was $19.5 million, or $0.91 a share. In the first quarter of 2011, income before selected items was $19.7 million or $0.92 a share. The results of GST and its subsidiaries were deconsolidated effective June 5, 2010, when GST entered a process to reach a permanent resolution of all current and future asbestos claims. A table on page 10 of this press release shows the effect of selected items, including interest due to GST and restructuring costs, in the first quarters of 2012 and 2011.

All per share amounts are stated on a diluted basis.

Sales in the first quarter of 2012 were $311.5 million, a 16% increase over the first quarter of 2011, when sales were $269.6 million. Acquisitions completed in 2011 contributed about 12 points, or $31.5 million, of the increase over the first quarter of 2011, while the effectiveness of the company’s operating strategies and continued improvements in its markets, especially in the Sealing Products segment, contributed about 5 points of the increase. Foreign exchange was slightly unfavorable in the quarter.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (EBITDA) were $46.5 million in the first quarter of 2012, a 9% improvement over the first quarter of 2011, when EBITDA was $42.6 million.

“Our performance in the first quarter of 2012 is an encouraging start to the new year,” said Steve Macadam, president and chief executive officer. “Despite high demand in the first quarter of 2011 as several of our businesses benefitted from restocking by their customers, our first quarter 2012 sales showed healthy year-over-year growth in many of our markets. We saw benefits from our enterprise excellence programs as we intensify our sales efforts in order to gain market share and introduce new products. In addition, acquisitions that we completed in 2011 contributed to both sales and profits in the quarter. We are confident in the effectiveness of our strategy and performance improvement program, and we expect them to continue to benefit our results throughout the year.”

Sealing Products Segment

	Quarter Ended
($ Millions)	3/31/2012	3/31/2011	Change
Sales	$149.5	$115.7	29%
EBITDA	$28.9	$24.3	19%
EBITDA Margin	19.3%	21.0%
Segment Profit	$22.5	$19.6	15%
Segment Margin	15.1%	16.9%

Acquisitions, the benefit of the company’s enterprise excellence programs and strengthening markets combined to increase sales in the Sealing Products segment by 29%, or $33.8 million, over the first quarter of 2011. Acquisitions completed in 2011 added sales of $25.2 million, an increase of about 20%. Organic factors contributed growth of 9% as the segment benefited from demand in nuclear power, semiconductor and upstream oil and gas markets, as well as from original equipment manufacturers in the heavy-duty truck industry.

The segment’s profits improved to $22.5 million in the first quarter of 2012, a 15% increase over the first quarter of 2011. Segment profits included a restructuring charge of $0.4 million and an increase of $1.1 million in amortization expenses compared to the first quarter of 2011 and were also affected by investments to improve efficiencies and support the growth of businesses in the segment. Within the segment, profits improved in the consolidated operations of the Garlock family of companies, despite ongoing integration costs associated with the PSI acquisition, including the closure of a facility in Houston and the transfer of manufacturing to the Pikotek facility near Denver. The Technetics Group also reported a stronger quarter, reflecting the benefit of the Tara acquisition and volume increases from its semiconductor and energy markets. Profits declined at Stemco as the business recorded higher sales of original equipment products and of braking products, which tend to have lower margins than Stemco’s core aftermarket products, and costs associated with facility improvements at Rome Tool and Die, which was acquired in the first quarter of 2011.

Segment profit margins were 15.1% in the first quarter of 2012 compared to 16.9% in the first quarter of 2011. The decrease primarily reflects the performance of Stemco, increased sales of lower margin products in the Technetics Group as a result of the acquisition of Tara Technologies in the third quarter of 2011, and high margin nuclear sales in the first quarter of 2011.

Engineered Products Segment

	Quarter Ended
($ Millions)	3/31/2012	3/31/2011	Change
Sales	$100.6	$94.3	7%
EBITDA	$14.3	$14.9	(4)%
EBITDA Margin	14.2%	15.8%
Segment Profit	$9.0	$10.1	(11)%
Segment Margin	8.9%	10.7%

In the first quarter of 2012, the Engineered Products segment reported an increase in sales of $6.3 million, or 7%, compared to the first quarter of 2011. Sales benefited from organic growth of about 2%, primarily reflecting increased demand from petro-chemical markets in the United States. Acquisitions completed in 2011 increased sales by 7%, or $6.3 million. The effect of unfavorable foreign exchange reduced sales by about 2%, partially offsetting the benefits of organic growth and acquisitions.

The segment’s profits declined by $1.1 million, or 11%, in the first quarter of 2012 compared to the first quarter of 2011. Within the segment, profits improved at GGB Bearing Technology as it benefited from favorable pricing, lower raw material costs and improved efficiencies. However, profits at Compressor Products International decreased as CPI recognized restructuring costs associated with the acquisition of the Mid Western Companies. CPI also experienced softness in its European markets and the temporary effects of moving production into a new facility in Germany. Acquisition related costs in the quarter included restructuring expense of $0.9 million and increased amortization costs of $0.3 million.

Segment profit margins declined to 8.9% in the first quarter of 2012 from 10.7% in the first quarter of 2011.

Engine Products and Services Segment

	Quarter Ended
($ Millions)	3/31/2012	3/31/2011	Change
Sales	$62.0	$60.2	3%
EBITDA	$12.6	$12.2	3%
EBITDA Margin	20.3%	20.3%
Segment Profit	$11.8	$11.2	5%
Segment Margin	19.0%	18.6%

In the Engine Products and Services segment, Fairbanks Morse Engine shipped fewer engines in the first quarter of 2012 than in the first quarter of 2011, but the use of percentage of completion accounting in the segment and increased aftermarket activity resulted in slightly higher sales. The segment began using percentage of completion accounting for engine programs in the third quarter of 2011. Lower costs and a favorable product mix led to a slight increase in segment profits and profit margins.

Garlock Sealing Technologies

	Quarter Ended
($ Millions)	3/31/2012	3/31/2011	Change
Third Party Sales	$57.6	$52.4	10%
EBITDA-A	$13.2	$11.6	14%
EBITDA-A Margin	22.9%	22.1%
Operating Profit	$11.6	$10.5	10%
Operating Profit Margin	20.1%	20.0%
Adjusted Net Inc.	$7.3	$6.9	6%

Third party sales at GST and its subsidiaries increased by 10% over the first quarter of 2011. Among the factors benefitting GST’s sales were higher volumes in North American industrial markets and better pricing. Price increases contributed to improved operating profits at GST and profit margins were about the same as in the first quarter of 2011.

Measures of GST’s profitability, including adjusted net income, do not reflect expenses incurred in connection with the asbestos claims resolution process. Those expenses were $4.2 million in the first quarter of 2012 compared to $4.3 million in the first quarter of 2011.

Cash Flows

EnPro’s cash balance stood at $39.4 million at March 31, 2012, an increase of approximately $9 million from December 31, 2011. Operating activities provided cash of $3.0 million in the first quarter of 2012, despite an increase in working capital of about $35 million as sales improved. In the first quarter of 2011, operations used cash of $12.8 million, reflecting higher working capital and income tax payments.

After the close of the first quarter, EnPro completed the acquisition of Motorwheel Commercial Vehicle Systems in a cash transaction which was funded by borrowings of approximately $85 million from the company’s revolving credit facility. After funding the acquisition, borrowing availability under the facility was approximately $30 million. For the remainder of the year, the company believes operating cash flows will be sufficient to fund working capital and capital expenditures and to repay a substantial amount of borrowings against the credit facility.

GST finished the first quarter of 2012 with a cash balance of $119.8 million dollars, compared with $126.3 million at the end of 2011.

Outlook

“Our first quarter results have laid the foundation for improved performance in 2012,” said Macadam. “We are effectively executing our enterprise excellence programs, and we expect to see growing benefits from them as we focus on the successful integration of our acquisitions. These initiatives, combined with stable markets, should continue to benefit us for the remainder of the year.”

Macadam said the company currently expects 2012 sales to increase by more than 12% over 2011, including the benefit of the recent Motorwheel acquisition. The company outlook for full year sales anticipates stable organic growth with typical seasonal patterns and a contribution from acquisitions of between $55 and $60 million over the final three quarters of 2012. The contribution from acquisitions includes Motorwheel and those completed in the last nine months of 2011.

Macadam said the company also continues to expect total segment profit margins for the full year of 2012 to improve over those reported in 2011, although expenses related to acquisitions should continue to affect year-over-year comparisons.

Conference Call and Webcast Information

EnPro will hold a conference call today, May 3, at 10:00 a.m. Eastern Time to discuss first quarter 2012 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 72701864. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC

Results for the first quarter of 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the first quarter 2012 and 2011 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	2012	2011
Net sales	$311.5	$269.6
Cost of sales	204.3	175.6

Gross profit	107.2	94.0

Operating expenses:
Selling, general and administrative expenses	73.5	62.3
Other operating expense	1.5	0.3

Total operating expenses	75.0	62.6

Operating income	32.2	31.4

Interest expense	(10.7)	(9.9)
Interest income	0.1	0.4

Income before income taxes	21.6	21.9
Income tax expense	(7.8)	(6.7)

Net income	$13.8	$15.2

Basic earnings per share	$0.67	$0.74

Average common shares outstanding (millions)	20.6	20.5

Diluted earnings per share	$0.64	$0.71

Average common shares outstanding (millions)	21.4	21.5

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011
Operating activities
Net income	$13.8	$15.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6.5	5.8
Amortization	6.0	4.8
Accretion of debt discount	1.7	1.5
Deferred income taxes	7.9	(0.4)
Stock-based compensation	2.5	0.4
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable	(11.6)	(25.8)
Inventories	(15.6)	(7.5)
Accounts payable	9.9	4.4
Other current assets and liabilities	(15.6)	(9.0)
Other non-current assets and liabilities	(2.5)	(2.2)

Net cash provided by (used in) operating activities	3.0	(12.8)

Investing activities
Purchases of property, plant and equipment	(5.5)	(5.3)
Acquisitions, net of cash acquired	(0.5)	(152.2)

Net cash used in investing activities	(6.0)	(157.5)

Financing activities
Repayments of short-term borrowings	(0.3)	(3.7)
Proceeds from debt	41.8	—
Repayments of debt	(30.4)	—
Other	—	(0.7)

Net cash provided by (used in) financing activities	11.1	(4.4)

Effect of exchange rate changes on cash and cash equivalents	0.6	1.4

Net increase (decrease) in cash and cash equivalents	8.7	(173.3)
Cash and cash equivalents at beginning of period	30.7	219.2

Cash and cash equivalents at end of period	$39.4	$45.9

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$15.9	$15.0
Income taxes	$(0.1)	$7.0

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2012 and December 31, 2011

(Stated in Millions of Dollars)

	March 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$39.4	$30.7
Accounts receivable	209.3	195.3
Inventories	129.3	112.6
Other current assets	42.5	44.1

Total current assets	420.5	382.7

Property, plant and equipment	164.7	164.2
Goodwill	204.5	201.2
Other intangible assets	191.6	195.7
Investment in GST	236.9	236.9
Other assets	62.7	71.4

Total assets	$1,280.9	$1,252.1

Current liabilities
Short-term borrowings from GST	$10.0	$9.9
Notes payable to GST	10.7	10.2
Current maturities of long-term debt	1.8	1.6
Accounts payable	94.5	83.9
Accrued expenses	88.7	119.5

Total current liabilities	205.7	225.1

Long-term debt	161.8	148.6
Notes payable to GST	237.4	227.2
Pension liability	110.4	108.7
Other liabilities	47.6	48.4

Total liabilities	762.9	758.0

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	420.7	418.1
Retained earnings	118.7	104.9
Accumulated other comprehensive loss	(20.2)	(27.7)
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	518.0	494.1

Total liabilities and shareholders’ equity	$1,280.9	$1,252.1

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters Ended March 31, 2012 and 2011

(Stated in Millions of Dollars)

Sales

	2012	2011

Sealing Products	$149.5	$115.7
Engineered Products	100.6	94.3
Engine Products and Services	62.0	60.2

	312.1	270.2
Less intersegment sales	(0.6)	(0.6)

	$311.5	$269.6

Segment Profit

	2012	2011

Sealing Products	$22.5	$19.6
Engineered Products	9.0	10.1
Engine Products and Services	11.8	11.2

	$43.3	$40.9

Segment Margin

	2012	2011
Sealing Products	15.1%	16.9%
Engineered Products	8.9%	10.7%
Engine Products and Services	19.0%	18.6%

	13.9%	15.2%

Reconciliation of Segment Profit to Net Income

	2012	2011

Segment profit	$43.3	$40.9
Corporate expenses	(9.1)	(7.9)
Interest expense, net	(10.6)	(9.5)
Other expense, net	(2.0)	(1.6)

Income before income taxes	21.6	21.9
Income tax expense	(7.8)	(6.7)

Net income	$13.8	$15.2

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Selected Items to Net Income (Unaudited)

For the Quarters Ended March 31, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	2012		2011
	$	Per share	$	Per share

Income before selected items	$19.5	$0.91	$19.7	$0.92

Adjustments (net of tax):

Restructuring costs	(0.8)	(0.04)	—	—

Interest expense and royalties with GST	(4.5)	(0.21)	(4.3)	(0.20)

Other	(0.1)	(0.01)	(0.2)	(0.01)

Tax accrual adjustments	(0.3)	(0.01)	—	—

Impact	(5.7)	(0.27)	(4.5)	(0.21)

Net income	$13.8	$0.64	$15.2	$0.71

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The interest expense with GST is included in interest expense and the restructuring costs and other are included as part of other operating expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters Ended March 31, 2012 and 2011

(Stated in Millions of Dollars)

	Quarter Ended March 31, 2012
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$28.9	$14.3	$12.6	$55.8

Deduct depreciation and amortization expense	(6.4)	(5.3)	(0.8)	(12.5)

Segment profit	$22.5	$9.0	$11.8	$43.3

EBITDA margin	19.3%	14.2%	20.3%	17.9%

	Quarter Ended March 31, 2011
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$24.3	$14.9	$12.2	$51.4

Deduct depreciation and amortization expense	(4.7)	(4.8)	(1.0)	(10.5)

Segment profit	$19.6	$10.1	$11.2	$40.9

EBITDA margin	21.0%	15.8%	20.3%	19.1%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDA to Net Income (Unaudited)

For the Quarters Ended March 31, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011

Earnings before interest, income taxes, depreciation, amortization, and other selected items (EBITDA)	$46.5	$42.6

Adjustments:

Interest expense, net	(10.6)	(9.5)

Income tax expense	(7.8)	(6.7)

Depreciation and amortization expense	(12.5)	(10.6)

Restructuring costs	(1.3)	—

Other	(0.5)	(0.6)

Impact	(32.7)	(27.4)

Net income	$13.8	$15.2

EnPro Industries, Inc.

Selected Pro Forma Results Reflecting Deconsolidation of GST (Unaudited) *

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	March 31, 2012		March 31, 2011
	EnPro	GST	EnPro	GST

Adjusted net sales	$306.9	$57.6	$263.8	$52.4

Segment profit/operating profit	$43.3	$11.6	$40.9	$10.5

EBITDA	$46.5	$13.2	$42.6	$11.6

Income before selected items	$19.5	$7.3	$19.7	$6.9

*	EnPro pro forma amounts reflect the effect of the deconsolidation of GST as if it had occurred on January 1, 2010. Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST.